Exhibit 10.35

SEATTLE GENETICS, INC.

CHANGE OF CONTROL AGREEMENT

This Change of Control Agreement (the “Agreement”) is made and entered into by and between Michael McDonald, M.B., Ch.B. (“Executive”) and Seattle Genetics, Inc., a Delaware corporation (the “Company”), effective as of November 25, 2003.

RECITALS

A. It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control. The Compensation Committee of the Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to Executive and could cause Executive to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility or occurrence of a Change of Control (as defined in Section 5 below) of the Company.

B. The Board believes that it is in the best interests of the Company and its stockholders to provide Executive with an incentive to continue his employment and to motivate Executive to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.

C. The Board believes that it is imperative to provide Executive with certain benefits upon a Change of Control that provide Executive with enhanced financial security and incentive and encouragement to Executive to remain with the Company notwithstanding the possibility of a Change of Control.

D. Certain capitalized terms used in the Agreement are defined in Section 5 below.

AGREEMENT

The parties hereto agree as follows:

1. TERM OF AGREEMENT. This Agreement shall terminate upon the earlier of (a) the termination of Executive’s employment for any reason prior to a Change of Control and (b) the date that all obligations of the parties hereto with respect to this Agreement have been satisfied.

2. AT-WILL EMPLOYMENT. The Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law. If Executive’s employment terminates for any reason prior to a Change of Control, Executive shall not be entitled to the benefits provided by this Agreement, or any other benefits unless otherwise available in accordance with the Company’s established employee plans and practices or pursuant to other agreements with the Company.

3. ACCELERATED VESTING. In the event of a Change of Control (as defined below), the vesting of all of Executive’s stock options or shares of restricted stock then held by Executive at the time of such Change in Control shall be accelerated completely so that one hundred percent (100%) of the shares of Common Stock covered by the stock options or shares of restricted stock are fully vested and exercisable.

For purposes of this Agreement, “Change of Control” shall mean the occurrence of any of the following events: (i) an acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation but excluding any merger effected exclusively for the purpose of changing the domicile of the Company), or (ii) a sale of all or substantially all of the assets of the Company (collectively, a “Merger”), so long as in either case the Company’s stockholders of record immediately prior to such Merger will, immediately after such Merger, hold less than fifty percent (50%) of the voting power of the surviving or acquiring entity.

4. LIMITATION ON PAYMENTS. In the event that the acceleration of vesting and other benefits (the “Benefits”) provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this Section 4, would be subject to the excise tax imposed by Section 4999 of the Code (or any corresponding provisions of state income tax law), then Executive’s Benefits under Section 3 shall be either

(a) delivered in full, or

(b) delivered as to such lesser extent which would result in no portion of such Benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax-basis, of the greater amount of Benefits, notwithstanding that all or some portion of such Benefits may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 4 shall be made in writing by the Company’s accountants, whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 4, the Company’s accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Company’s accountants such information and documents as the Company’s accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Company’s accountants may reasonably incur in connection with any calculations contemplated by this Section 4. In the event that subsection (a) above applies, then Executive shall be responsible for any excise taxes imposed with respect to such severance and other benefits. In the event that subsection (b) above applies, then each benefit provided hereunder shall be proportionately reduced to the extent necessary to avoid imposition of such excise taxes.

5. SUCCESSORS.

(a) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets (a “Successor Company”) shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any Successor Company.

(b) Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

6. NOTICES. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or three (3) days after being mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Chief Executive Officer.

7. MISCELLANEOUS PROVISIONS.

(a) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b) Entire Agreement. This Agreement represents the entire agreement between Executive and the Company with respect to the matters set forth herein. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.

(c) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Washington as applied to agreements entered into and performed within Washington solely by residents of that state.

(d) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(e) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(f) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(g) Arbitration. Any dispute, claim or controversy arising out of or relating to this Agreement may be settled at the option of either party by binding arbitration in Seattle, Washington in accordance with the then-current rules of the American Arbitration Association by one arbitrator appointed in accordance with such rules. Judgment may be entered on the arbitrator’s award in any court having jurisdiction thereof. Punitive damages shall not be awarded. The arbitrators shall apply Washington law to the resolution of any dispute, without reference to rules of conflicts of law or rules of statutory arbitration. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the date set forth above.

COMPANY:	SEATTLE GENETICS, INC.

	By:	/s/ Clay B. Siegall
	Name:	Clay B. Siegall
	Title:	President and CEO

EXECUTIVE:	Signature:	/s/ Michael McDonald
Michael McDonald, M.B., Ch.B.